Filed Pursuant to Rule 424(b)(3)

Registration No. 033-96542

PROSPECTUS SUPPLEMENT NO. 2

TO

REOFFER PROSPECTUS DATED JULY 26, 2006

OF

MACK-CALI REALTY CORPORATION

RELATING TO

2,085,878 SHARES OF COMMON STOCK

This prospectus supplement (this “Supplement”), supplements our reoffer prospectus dated July 26, 2006 (the “Prospectus”) that was filed as part of our Registration Statement on Form S-3, File No. 033-96542 (the “Registration Statement”), relating to the resale by one of our stockholders (the “Selling Stockholder”) who may receive shares of our common stock, par value $0.01 per share (the “Common Stock”), offered by this Supplement in conjunction with the Prospectus, upon the redemption of common units of limited partnership interest (the “Common Units”) of Mack-Cali Realty, L.P. (the “Operating Partnership”).  This Supplement presents certain information regarding the ownership of 92,215 shares of our Common Stock that may be acquired upon redemption of 92,215 Common Units originally beneficially owned by the Selling Stockholder identified in the Prospectus that have been transferred to one person, not previously identified as a Selling Stockholder in the Prospectus (the “Transferee”), who is an accredited investor under Rule 501 of the Securities Act of 1933, as amended, and an affiliate of the transferor.  This Supplement updates the table of Selling Stockholders in the Prospectus to reflect the transfer of the 92,215 Common Units and to add the Transferee as a Selling Stockholder to permit the resale of such shares of Common Stock by the Transferee under the Registration Statement and pursuant to the Prospectus. The 2,085,878 shares to which this Supplement relates reflects the total number of shares that may be sold by all of the Selling Stockholders under the Prospectus after giving effect to the transfer of the shares to the Transferee of 92,215 Common Units.  No additional securities are being registered hereby.

You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

The Selling Stockholder may offer its shares of Common Stock through public or private transactions, in the over-the-counter markets or on any exchanges on which our Common Stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices.  The Selling Stockholder may engage brokers or dealers who may receive commissions or discounts from the Selling Stockholder.  We will pay substantially all of the expenses incident to the registration of such shares, except for selling commissions.

Our Common Stock is listed on The New York Stock Exchange under the symbol “CLI.”  The closing price of our Common Stock as reported on The New York Stock Exchange on November 24, 2008 was $17.85 per share.

You should carefully read and consider (1) the risk factors under Item 1A beginning on page 8 in our Annual Report on Form 10-K for the year ended December 31, 2007, and (2) the discussion of current market conditions under Part I, Item 2 beginning on page 39 in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 for risks relating to investments in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 26, 2008

SELLING STOCKHOLDERS

On July 1, 2008, John J. DeCaro transferred 92,215 Common Units registered under the Registration Statement to the John J. DeCaro Inter Vivos Trust for no consideration.

The information contained in the following table is as of September 30, 2008 and supersedes and replaces the information relating to the shares of Common Stock that are issuable to the Selling Stockholders identified below upon the redemption of an equal number of Common Units which are outstanding as of that date that were reported in the table of Selling Stockholders for any such Selling Stockholder, and the related footnotes, contained in the Prospectus.

Name of Security Holder	Number of Shares of Common Stock Owned Prior to Offering (1)	Number of Shares of Common Stock Underlying Common Units (2)	Number of Shares of Common Stock to Be Owned After this Offering (3)
John J. DeCaro	0	0	0
John J. DeCaro Inter Vivos Trust	92,216	92,215	1

(1)           Includes outstanding shares of Common Stock and shares of Common Stock issuable upon the redemption of all Common Units beneficially owned by the Selling Stockholders regardless of whether such shares are offered by the Prospectus, restricted shares of Common Stock (vested and unvested), and vested options to purchase shares of Common Stock.

(2)           Includes all of the shares of Common Stock that may be issued upon redemption of Common Units offered under the Prospectus, but not any other shares of Common Stock, Common Units or any other series or class of equity beneficially owned by the Selling Stockholders.

(3)           Assumes all shares registered under the Prospectus will be sold.

Information concerning the Selling Stockholders may change from time to time and will be set forth in future supplements.  Accordingly, the number of shares of our Common Stock offered hereby may increase or decrease.  Full and complete copies of this Supplement together with the Prospectus will be provided upon request.

If and when the Selling Stockholders identified in the table above sell all of their shares of Common Stock registered under the Prospectus, as amended by this Supplement, none of the Selling Stockholders will own more than one percent of our Common Stock at September 30, 2008.

Information regarding current relationships between the Selling Stockholder and us or our predecessors and affiliates within the past three years is set forth below.

John J. DeCaro is the uncle of Anthony DeCaro, Jr., our First Vice President of Property Management.